Exhibit 99.1

FOR RELEASE TUESDAY, FEBRUARY 25, 2020

Investor Contact:	Press Contact:
Kenneth Levy	Jordan Hassin
Iridium Communications Inc.	Iridium Communications Inc.
+1 (703) 287-7570	+1 (703) 287-7421
ken.levy@iridium.com	jordan.hassin@iridium.com

IRIDIUM COMPLETES MILESTONE YEAR; COMPANY ANNOUNCES

2019 RESULTS AND ISSUES 2020 OUTLOOK

•	Financial transformation continues with new streamlined capital structure

MCLEAN, Va. – February 25, 2020 – Iridium Communications Inc. (Nasdaq:IRDM) (“Iridium”) today reported financial results for the fourth quarter of 2019 and issued its full-year 2020 guidance. Net loss was $107.9 million, or $0.82 per diluted share, for the fourth quarter of 2019, as compared to net loss of $7.6 million, or $0.09 per diluted share, for the fourth quarter of 2018. This increase in net loss was primarily the result of debt extinguishment costs associated with Iridium’s refinancing, as well as higher interest expense and depreciation and amortization expense related to the completion of the Iridium® NEXT program. Operational EBITDA (“OEBITDA”)(1) for the fourth quarter was $80.1 million, as compared to $75.5 million for the prior-year period, representing a year-over-year increase of 6% and an OEBITDA margin(1) of 58%. OEBITDA primarily benefitted from higher government service revenue and strong growth in commercial IoT.

Iridium reported fourth-quarter total revenue of $138.9 million, which consisted of $113.6 million of service revenue and $25.3 million of revenue related to equipment sales and engineering and support projects. Total revenue increased 5% versus the comparable period of 2018, while service revenue grew 6% from the year-ago period. Service revenue, which represents primarily recurring revenue from Iridium’s growing subscriber base, was 82% of total revenue for the fourth quarter of 2019.

The Company ended the quarter with 1,300,000 total billable subscribers, which compares to 1,121,000 for the year-ago period and is up from 1,269,000 for the quarter ended September 30, 2019. Total billable subscribers grew 16% year-over-year, driven by growth in commercial IoT and government business.

Full-Year 2019 Iridium Business Highlights

For the full year, Iridium reported net loss of $162.0 million, or $1.33 per diluted share attributable to common stockholders, as compared to net loss of $13.4 million, or $0.22 per diluted share attributable to common stockholders for 2018. This increase in net loss resulted from debt extinguishment costs associated with Iridium’s refinancing, as well as higher depreciation and amortization expense and interest expense related to the completion of the Iridium NEXT program. The Company reported record total revenue in 2019 of $560.4 million, which was up 7% from the year-ago period. Total revenue included $447.2 million of service revenue and $113.3 million of revenue related to equipment sales and engineering and support projects. OEBITDA for 2019 was $331.7 million, a 10% increase from $302.0 million in the prior year, representing an OEBITDA margin of 59%. Capital expenditures were $117.8 million for the full-year 2019.

“2019 was a transformational year for Iridium with the completion of our constellation and the launch of our new Iridium Certus® broadband service. These milestones support a new era of technological innovation and growth, and also signal the long-awaited move from capital spending to a sustained period of positive cash flow,” said Matt Desch, CEO, Iridium.

Commenting on the refinancing of Iridium’s BPIAE credit facility, Desch said, “Iridium completed the issuance of a seven-year Term Loan in November, which fully refinanced the French credit facility that supported the development and execution of the Iridium NEXT program. The new facility, along with the retirement of Iridium’s high yield notes earlier this month, streamline our capital structure and provide Iridium significant financial flexibility for shareholder friendly activities as we look to the future.”

Fourth-Quarter Iridium Business Highlights

Service – Commercial

Commercial service remained the largest part of Iridium’s business, representing 64% of the Company’s total revenue during the fourth quarter. The Company’s commercial customer base is diverse and includes markets such as maritime, aviation, oil and gas, mining, recreation, forestry, construction, transportation and emergency services. These customers rely on Iridium’s products and services as critical to their daily operations and integral to their communications and business infrastructure.

•	Commercial service revenue was $88.6 million, up 4% from last year’s comparable period due primarily to increased revenues from IoT and voice and data services.

•

Commercial voice and data subscribers were up 1% from the year-ago period to 363,000 subscribers. Commercial voice and data average revenue per user (“ARPU”) was $47 during the fourth quarter, compared to $45 in last year’s comparable period, as a result of growing broadband usage associated with new activations of Iridium CertusTM terminals and increased access and roaming revenue. Commercial IoT data subscribers grew 24% from the year-ago period to 802,000 customers, driven by continued strength in consumer personal communications devices. Commercial IoT data ARPU was $10.50 in the fourth quarter, compared to $11.55 in last year’s comparable period.

•

Iridium’s commercial business ended the quarter with 1,165,000 billable subscribers, which compares to 1,008,000 for the prior-year quarter and is up from 1,138,000 for the quarter ended September 30, 2019. IoT data subscribers represented 69% of billable commercial subscribers at the end of the quarter, an increase from 64% at the end of the prior-year period.

•

Hosted payload and other data service revenue was $12.1 million in the fourth quarter compared to $14.2 million in the prior-year period. Last year’s quarter benefitted from $4.5 million in non-recurring revenue related to satellite time and location services.

Service – U.S. Government

Iridium’s voice and data solutions improve situational awareness for military personnel and track critical assets in tough environments around the globe, providing a unique value proposition that is not easily duplicated.

Iridium signed three new contracts in 2019 that support the use of Iridium satellite technology and services by the U.S. government. Most significantly, effective September 15, 2019, the Company entered into a seven-year, $738.5 million fixed-price airtime contract with the U.S. Air Force Space Command for Enhanced Mobile Satellite Services (the “EMSS Contract”). Under the EMSS Contract, Iridium provides specified satellite airtime services, including unlimited global standard and secure voice, paging, fax, Short Burst Data®, Iridium Burst®, RUDICS and Distributed Tactical Communications System services for an unlimited number of Department of Defense and other federal government subscribers. The other two of these contracts provide for maintenance and support work for the U.S. government’s dedicated Iridium gateway. Iridium Certus airtime services are not included under these contracts and may be procured separately for an additional fee.

•	Government service revenue was $25.0 million and reflected increased revenue from the Company’s new EMSS contract with the U.S. government signed in September 2019.

•

Iridium’s U.S. government business ended the quarter with 135,000 subscribers, which compares to 113,000 for the prior-year quarter and is up from 131,000 for the quarter ended September 30, 2019. Government voice and data subscribers increased 6% from the year-ago period to 57,000 as of December 31, 2019. IoT data subscribers increased 32% year-over-year and represented 58% of government subscribers at year-end.

Equipment

•	Equipment revenue was $17.1 million during the fourth quarter, down 15% from the prior-year period. This was consistent with the Company’s guidance.

•	In 2020, the Company expects an increase in equipment sales related to product evolution.

Engineering & Support

•

Engineering and support revenue was $8.3 million during the fourth quarter, up 73% from the prior-year quarter, primarily due to an increase in the volume of contracted work to enable services for the U.S. government.

Capital expenditures were $15.1 million for the fourth quarter, including $3.4 million in capitalized interest. The Company ended the fourth quarter with gross debt of $1.8 billion and a cash and cash equivalents balance of $223.6 million. Net debt was $1.6 billion, calculated as $1.45 billion of gross Term Loan and $360.0 million of gross unsecured notes, less $223.6 million of cash and cash equivalents.

Two noteworthy transactions impacted the structure of Iridium’s debt financing. In November 2019, the Company entered into a seven-year $1.45 billion secured Term Loan. The proceeds of the Term Loan, along with the cash in its debt service reserve account and cash on hand, were used to prepay all of the indebtedness outstanding under the BPIAE Facility and premiums for early prepayment, net of amounts refunded, of $48.9 million. On February 7, 2020, the Company closed on an additional $200.0 million under its Term Loan. On February 13, 2020, the Company used the proceeds of this transaction, together with cash on hand, to prepay all of the indebtedness outstanding under the Company’s senior unsecured notes, premiums for early prepayment of $23.5 million, and accrued interest.

2020 Outlook

The Company issued its full-year 2020 outlook and reiterated other elements of long-term guidance:

•	Total service revenue growth between 6% and 8% for full-year 2020.

•	Full-year 2020 OEBITDA between $355 million and $365 million. OEBITDA for 2019 was $331.7 million.

•	Negligible cash taxes in 2020. Cash taxes are expected to be negligible through approximately 2023.

•	Net leverage of approximately 4.0 times OEBITDA at the end of 2020. Net leverage was 4.8 times OEBITDA at December 31, 2019.

Non-GAAP Financial Measures & Definitions

In addition to disclosing financial results that are determined in accordance with U.S. GAAP, the Company provides Operational EBITDA and Operational EBITDA margin, which are non-GAAP financial measures, as supplemental measures to help investors evaluate the Company’s fundamental operational performance. Operational EBITDA represents earnings before interest, income taxes, depreciation and amortization, and share-based compensation expenses. The Company considers the loss on early extinguishment of debt to be financing-related costs associated with interest expense or amortization of financing fees, which by definition are excluded from Operational EBITDA. Such charges are incidental to, but not reflective of, the Company’s day-to-day operating performance. U.S. GAAP requires that certain of the expenses associated with the approximately $3 billion construction cost of Iridium NEXT (the “Construction Costs”) be expensed. These Construction Costs, which beginning in 2018 principally consisted of in-orbit insurance, will continue to be excluded from Operational EBITDA through the first quarter of 2020. The Company also presents Operational EBITDA expressed as a percentage of GAAP revenue, or Operational EBITDA margin. Operational EBITDA, along with its related measure, Operational EBITDA margin, does not represent, and should not be considered, an alternative to U.S. GAAP measurements such as net income or loss, and the Company’s calculations thereof may not be comparable to similarly titled measures reported by other companies. By eliminating interest, income taxes, depreciation and amortization, and share-based compensation expenses, the Company believes the result is a useful measure across time in evaluating its fundamental core operating performance. Management also uses Operational EBITDA to manage the business, including in preparing its annual operating budget, debt covenant compliance, financial projections and compensation plans. The Company believes that Operational EBITDA is also useful to investors because similar measures are frequently used by securities analysts, investors and other interested parties in their evaluation of companies in similar industries. However, there is no standardized measurement of Operational EBITDA, and Operational EBITDA as the Company presents it may not be comparable with similarly titled non-GAAP financial measures used by other companies. As indicated, Operational EBITDA does not include interest expense on borrowed money, the payment of income taxes, amortization of the Company’s definite-lived intangible assets, or depreciation expense on the Company’s capital assets, which are necessary elements of the Company’s operations. Since Operational EBITDA does not account for these and other expenses, its utility as a measure of the Company’s operating performance has material limitations. Due to these limitations, the Company’s management does not view Operational EBITDA in isolation, but also uses other measurements, such as net income, revenues and operating profit, to measure operating performance. Please refer to the schedule below for a reconciliation of consolidated GAAP net income to Operational EBITDA and Iridium’s Investor Relations webpage at www.iridium.com for a discussion and reconciliation of this and other non- GAAP financial measures. We do not provide a forward-looking reconciliation of expected full-year 2020 Operational EBITDA guidance as the amount and significance of special items required to develop meaningful comparable GAAP financial measures cannot be estimated at this time without unreasonable efforts.

Iridium Communications Inc.

Supplemental Reconciliation of GAAP Net Loss to Operational EBITDA

(In thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2019	2018	2019	2018
GAAP net loss	$(107,857)	$(7,582)	$(161,999)	$(13,384)
Interest expense, net	30,320	21,835	115,396	55,149
Income tax benefit	(34,172)	(17,290)	(56,120)	(7,265)
Depreciation and amortization	75,088	67,111	297,705	218,207
Iridium NEXT expenses, net	1,372	4,417	9,641	27,606
Share-based compensation	3,884	3,665	15,351	14,408
Loss on extinguishment of debt	111,503	3,311	111,710	7,292

Operational EBITDA	$80,138	$75,467	$331,684	$302,013

Conference Call Information

As previously announced, the Company will host a conference call to discuss its results at 8:30 a.m. Eastern Time on Tuesday, February 25, 2020. Callers should dial 1-412-902-6740 to access the call. The conference call will also be simultaneously webcast on Iridium’s Investor Relations webpage at www.iridium.com. An archive of the webcast will be available following the live conference call.

About Iridium Communications Inc.

Iridium® is the only mobile voice and data satellite communications network that spans the entire globe. Iridium enables connections between people, organizations and assets to and from anywhere, in real time. Together with its ecosystem of partner companies, Iridium delivers an innovative and rich portfolio of reliable solutions for markets that require truly global communications. In 2019, the company completed a generational upgrade of its satellite network and launched its new specialty broadband service, Iridium Certus. Iridium Communications Inc. is headquartered in McLean, Va., U.S.A., and its common stock trades on the Nasdaq Global Select Market under the ticker symbol IRDM. For more information about Iridium products, services and partner solutions, visit www.iridium.com.

Forward-Looking Statements

Statements in this press release that are not purely historical facts may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements regarding Iridium’s expectations with respect to total service revenue growth, OEBITDA, cash taxes, and leverage for 2020; cash taxes over the longer-term; anticipated equipment sales for 2020, and expected revenues from its new EMSS contract with the U.S. government. Forward-looking statements can be identified by the words “anticipates,” “may,” “can,” “believes,” “expects,” “projects,” “intends,” “likely,” “will,” “to be” and other expressions that are predictions or indicate future events, trends or prospects. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Iridium to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties regarding customer demand for Iridium’s products and services, including demand from the U.S. government; Iridium’s ability to maintain the health, capacity and content of its satellite constellation, and the development of and market for Iridium’s products and services, as well as general industry and economic conditions, and competitive, legal, governmental and technological factors. Other factors that could cause actual results to differ materially from those indicated by the forward-looking statements include those factors listed under the caption “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2019, filed with the Securities and Exchange Commission (“SEC”) on February 25, 2020, as well as other filings Iridium makes with the SEC from time to time. There is no assurance that Iridium’s expectations will be realized. If one or more of these risks or uncertainties materialize, or if Iridium’s underlying assumptions prove incorrect, actual results may vary materially from those expected, estimated or projected. Iridium’s forward-looking statements are based on information available to it as of the date of this press release and speak only as of the date of this press release, and Iridium undertakes no obligation to update forward-looking statements.

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Three Months Ended December 31,
	2019	2018
Revenue:
Service revenue
Commercial	$88,557	$85,308
Government	25,000	22,000

Total service revenue	113,557	107,308
Subscriber equipment	17,053	20,071
Engineering and support service	8,264	4,786

Total revenue	138,874	132,165
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	23,249	22,194
Cost of subscriber equipment sales	11,523	11,950
Research and development	3,592	7,222
Selling, general and administrative	25,421	23,830
Depreciation and amortization	75,088	67,111

Total operating expenses	138,873	132,307

Operating income (loss)	1	(142)
Other expense, net:
Interest expense, net	(30,320)	(21,835)
Loss on extinguishment of debt	(111,503)	(3,311)
Other income (expense), net	(207)	416

Total other expense, net	(142,030)	(24,730)

Loss before income taxes	(142,029)	(24,872)
Income tax benefit	34,172	17,290

Net loss	(107,857)	(7,582)
Series B preferred stock dividends, undeclared	—	2,097

Net loss attributable to common stockholders	$(107,857)	$(9,679)

Operational EBITDA	$80,138	$75,467

Iridium Communications Inc.

Condensed Consolidated Statements of Operations

(In thousands)

	Year Ended December 31,
	2019	2018
Revenue:
Service revenue
Commercial	$350,026	$318,757
Government	97,132	88,000

Total service revenue	447,158	406,757
Subscriber equipment	82,856	97,848
Engineering and support service	30,430	18,403

Total revenue	560,444	523,008
Operating expenses:
Cost of services (exclusive of depreciation and amortization)	94,958	86,016
Cost of subscriber equipment sales	50,186	56,857
Research and development	14,310	22,429
Selling, general and administrative	93,165	97,846
Depreciation and amortization	297,705	218,207

Total operating expenses	550,324	481,355

Operating income	10,120	41,653
Other expense, net:
Interest expense, net	(115,396)	(55,149)
Loss on extinguishment of debt	(111,710)	(7,292)
Other income (expense), net	(1,133)	139

Total other expense, net	(228,239)	(62,302)

Loss before income taxes	(218,119)	(20,649)
Income tax benefit	56,120	7,265

Net loss	(161,999)	(13,384)
Series A preferred stock dividends, declared and paid excluding cumulative dividends	—	1,750
Series B preferred stock dividends, declared and paid excluding cumulative dividends	4,194	2,109
Series B preferred stock dividends, undeclared	—	6,290

Net loss attributable to common stockholders	$(166,193)	$(23,533)

Operational EBITDA	$331,684	$302,013

Iridium Communications Inc.

Summary Revenue and OEBITDA Highlights

(In thousands)

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Revenue
Service revenue(1)
Commercial
Voice and data and IoT data service
Voice and data	$51,763	$49,267	5%	$203,622	$193,176	5%
IoT data(2)	24,695	21,804	13%	96,435	85,054	13%
Hosted payload and other data service (3)	12,099	14,237	-15%	49,969	40,527	23%

Total commercial service	88,557	85,308	4%	350,026	318,757	10%
Government service revenue(4)	25,000	22,000	14%	97,132	88,000	10%

Total service revenue	113,557	107,308	6%	447,158	406,757	10%
Subscriber equipment	17,053	20,071	-15%	82,856	97,848	-15%
Engineering and support(5)
Commercial	1,001	174	475%	2,852	716	298%
Government	7,263	4,612	57%	27,578	17,687	56%

Total engineering and support	8,264	4,786	73%	30,430	18,403	65%

Total revenue	$138,874	$132,165	5%	$560,444	$523,008	7%

Operational EBITDA
Operational EBITDA	$80,138	$75,467	6%	$331,684	$302,013	10%
Other
Capital expenditures (6)	$15,063	$96,661		$117,819	$391,390
Net debt (7)	$1,586,439	$1,579,582
Cash and cash equivalents	$223,561	$273,352
Secured debt (8)	$1,450,000	$1,684,869
Deferred financing costs	(26,624)	(80,130)

Secured debt, net	$1,423,376	$1,604,739

(1)	Service revenue consists of primarily subscription-based services which often generate a long-term recurring revenue stream from subscribers.
(2)

IoT data service provides a two-way short burst data transmission between Iridium Communications Inc.’s network and a telemetry unit, which may be located, for example, on a container in transit or a buoy monitoring oceanographic conditions.

(3)

Hosted payload and other services consist primarily of services that do not have traditional billable subscribers. Hosted payload services consist of hosting and data services to our payload customers, Aireon and Harris. Other services include primarily Iridium Communications Inc.’s one-way satellite timing, location, and authentication services (STL) which provides position, navigation and timing technology.

(4)	Government service revenue consists of voice and IoT data subscription-based services provided to agencies of the U.S. government through prime contracts or subcontracts.
(5)

Engineering and support includes maintenance services to the U.S. government’s dedicated gateway in Hawaii and engineering services to assist customers in developing new technologies for use on Iridium Communications Inc.’s satellite system.

(6)	Capital expenditures based on cash spent in the respective period.
(7)

Net debt is calculated by taking the sum of the gross Credit Facility, gross Term Loan B, gross Notes and gross drawn Revolving Facility, less cash and cash equivalents, and the debt service reserve for the credit facility.

(8)	Secured debt was previously disclosed as the Credit Facility. On November 4, 2019, the Company extinguished the Credit Facility and replaced it with the new Term Loan B.

Iridium Communications Inc.

Subscriber Highlights

(In thousands, except ARPU)

	As of December 31,
	2019	2018	% Change
Billable Subscribers (1) (2)
Commercial
Voice and data and IoT data service
Voice and data	363	361	1%
IoT data	802	647	24%

Total commercial voice and data and IoT data service	1,165	1,008	16%
Government
Voice and data and IoT data service
Voice and data	57	54	6%
IoT data	78	59	32%

Total government voice and data and IoT data service	135	113	19%

Total billable subscribers	1,300	1,121	16%

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
Net Billable Subscriber Additions From Prior Quarter
Commercial
Voice and data and IoT data service
Voice and data	(8)	(6)	-33%	2	2	0%
IoT data	35	35	0%	155	137	13%

Total commercial voice and data and IoT data service	27	29	-7%	157	139	13%
Government
Voice and data and IoT data service
Voice and data	1	(2)	150%	3	2	50%
IoT data	3	2	50%	19	11	73%

Total government voice and data and IoT data service	4	—	NM	22	13	69%

Total net billable subscriber additions	31	29	7%	179	152	18%

	Three Months Ended December 31,			Year Ended December 31,
	2019	2018	% Change	2019	2018	% Change
ARPU (2) (3)
Commercial
Voice and data	47	45	4%	47	45	4%
IoT data	10.50	11.55	-9%	11.10	12.26	-9%

(1)	Subscribers as of the end of the respective period.
(2)	Billable subscriber and ARPU data is not applicable for Hosted payload and other data service revenue items and is excluded from presentation above.
(3)

Average monthly revenue per unit, or ARPU, is calculated by dividing revenue in the respective period by the average of the number of billable subscribers at the beginning of the period and the number of billable subscribers at the end of the period and then dividing the result by the number of months in the period.